Exhibit 99.1

FORESTAR NAMES ANTHONY W. OXLEY AS INCOMING CEO AND ANNOUNCES RETIREMENT OF DANIEL C. BARTOK

ARLINGTON, Texas (Business Wire) – November 28, 2023

Forestar Group Inc. (“Forestar”) (NYSE: FOR), a leading national residential lot developer, today announced the retirement of Daniel (Dan) C. Bartok and the appointment of Anthony (Andy) W. Oxley as President and Chief Executive Officer (CEO), effective January 1, 2024. Oxley will join the company from D.R. Horton, Inc., where he currently serves as Senior Vice President – Business Development. Bartok will support Forestar in a consulting role for an extended period to ensure a seamless transition.

Donald J. Tomnitz, Chairman of the Board, said, “I’d like to express our gratitude to Dan for all of his significant contributions to Forestar. During Dan’s tenure as CEO, Forestar has achieved tremendous growth and become a leading residential lot developer in the United States. Dan has been instrumental in leading Forestar to build and expand our platform and operations, which has positioned us for continued growth and success. We thank him for his leadership and wish him all the best in his well-deserved retirement.

“As we look forward, Andy is an experienced, effective leader and has been an integral member of D.R. Horton’s management team for over two decades, with extensive land acquisition and development experience that positions him extremely well for this role. I am confident that Andy is well prepared to lead Forestar in continuing to expand our platform and operations to further scale our position as a leading lot developer. On behalf of the Forestar Board, we look forward to working alongside Andy to help guide the strategic direction of our Company.”

Bartok said, “It has been an honor to serve as CEO of Forestar for the past six years. I am proud of our work to become one of the largest residential community developers in the country, with a strong balance sheet and blueprint for long-term growth. I want to express my thanks to the entire Forestar team for their incredible efforts, and I look forward to seeing Forestar’s continued growth and success in the future.”

Andy Oxley has held various roles over his 25-year tenure at D.R. Horton and has been active in all aspects of land acquisition, land development, homebuilding and day-to-day division operations. He has served as Division President in several large markets including Atlanta and Nashville, and his corporate responsibilities over the past decade include serving as Regional Operations Manager, National Director of REO Acquisitions and Regional Acquisitions Manager. In Oxley’s current role as D.R. Horton’s Senior Vice President – Business Development, he oversees all M&A activity and new market opportunities for start-up divisions, in addition to being integrally involved in D.R. Horton’s relationships in strategic land banking and land development. Oxley is also responsible for D.R. Horton’s property, technology and innovation investments.

Oxley holds a Bachelor’s degree from the University of Northern Iowa and a Juris Doctorate from Emory University. Prior to joining D.R. Horton in 1998, he was a partner in the law firm of Hyatt & Stubblefield, P.C. in Atlanta.

Oxley said, “I am excited to join Forestar and have the utmost respect and appreciation for what Dan and the Forestar team have accomplished. This business plays an important role in land development for the homebuilding industry, and I believe there is a bright future ahead as we continue to work closely with D.R. Horton to expand and strengthen the Forestar platform. I want to thank Don and the rest of the Forestar Board for their vote of confidence, and I look forward to working in partnership with the team over the coming months to execute on our strategy for long-term growth.”

About Forestar Group Inc.

Forestar Group Inc. is a residential lot development company with operations in 54 markets and 22 states. Based in Arlington, Texas, the Company delivered more than 14,000 residential lots during its fiscal year ended September 30, 2023. Forestar is a majority-owned subsidiary of D.R. Horton, the largest homebuilder by volume in the United States since 2002.

Forward-Looking Statements

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although Forestar believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to Forestar on the date this release was issued. Forestar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include that Bartok will support Forestar in a consulting role for an extended period to ensure a seamless transition and that Andy is well prepared to lead Forestar in continuing to expand our platform and operations to further scale our position as a leading lot developer.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the effect of D.R. Horton’s controlling level of ownership on us and the holders of our securities; our ability to realize the potential benefits of the strategic relationship with D.R. Horton; the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our customers; the cyclical nature of the homebuilding and lot development industries and changes in economic, real estate and other conditions; the impact of significant inflation, higher interest rates or deflation; supply shortages and other risks of acquiring land, construction materials and skilled labor; the effects of public health issues such as a major epidemic or pandemic, on the economy and our business; the impacts of weather conditions and natural disasters; health and safety incidents relating to our operations; our ability to obtain or the availability of surety bonds to secure our performance related to construction and development activities and the pricing of bonds; the strength of our information technology systems and the risk of cybersecurity breaches and our ability to satisfy privacy and data protection laws and regulations; the impact of governmental policies, laws or regulations and actions or restrictions of regulatory agencies; our ability to achieve our strategic initiatives; continuing liabilities related to assets that have been sold; the cost and availability of property suitable for residential lot development; general economic, market or business conditions where our real estate activities are concentrated; our dependence on relationships with national, regional and local homebuilders; competitive conditions in our industry; obtaining reimbursements and other payments from governmental districts and other agencies and timing of such payments; our ability to succeed in new markets; the conditions of the capital markets and our ability to raise capital to fund expected growth; our ability to manage and service our debt and comply with our debt covenants, restrictions and limitations; the volatility of the market price and trading volume of our common stock; and our ability to hire and retain key personnel. Additional information about issues that could lead to material changes in performance is contained in Forestar’s annual report on Form 10-K, which is filed with the Securities and Exchange Commission.

Contact

Jim Allen, 817-769-1860

Chief Financial Officer

InvestorRelations@forestar.com